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                                                                    Exhibit 8.1

                        [SHEARMAN & STERLING LETTERHEAD]





                                                             October 1, 1999



Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, AZ 85004-3014



          Offer to Exchange Common Stock of Phelps Dodge Corporation
               for Common Stock of Cyprus Amax Minerals Company
          ----------------------------------------------------------



Ladies and Gentlemen:


     You have requested our opinion as to certain United States federal income tax consequences of your offer to exchange shares of your common stock for shares of common stock of Cyprus Amax Minerals Company, a Delaware corporation, and of the merger of Cyprus Amax Minerals Company into CAV Corporation, a Delaware subsidiary wholly owned by you. We hereby confirm our opinion as set forth under the heading "Material U.S. Federal Income Tax Considerations" in the Prospectus dated October 1, 1999.


     We hereby consent to the reference to us under the heading "Material U.S. Federal Income Tax Considerations" in the Prospectus and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                                Very truly yours,


                                                /s/  Shearman & Sterling


PHB/PMM